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                                                                  Exhibit 99.03






Contact:  David Zynn, CFO
          SMT Health Services Inc.
          (412) 933-3300
          http://www.smthealth.com



                     SMT HEALTH SERVICES ANNOUNCES PURCHASE
                             OF NEW MOBILE MRI UNIT



Pittsburgh, PA, September 25, 1996 -- SMT Health Services Inc. (NASDAQ/NMS:
SHED, SHEDW) today announced that it has purchased a new 1.0 Tesla mobile MRI unit which will begin operation on October 1, 1996. The new unit represents the Company's seventeenth mobile MRI unit and is the sixth new unit acquired this year. This unit will service hospitals located in West Virginia which the Company recently signed to long-term service contracts.

Earlier this month, the Company took delivery and began operation of a new mobile unit (which the Company had previously announced acquiring) to service new hospital customers in North Carolina and South Carolina. This unit represents the Company's initial venture into the state of South Carolina, where SMT expects to expand its operations further in months ahead.

SMT Health Services Inc., through its fleet of seventeen mobile units, provides diagnostic imaging services to healthcare providers in Pennsylvania, West Virginia, North Carolina, Ohio, Virginia, Kentucky and South Carolina.



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